Exhibit 16.1

May 25, 2017

U.S. Securities and Exchange Commission Office of the Chief Accountant
100F Street Northeast Washington, DC 20549-2000

RE: America Great Health
File No. 0-27873

Dear Sir or Madam:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on May 22, 2017, to be filed by our client, America Great Health. We agree with the statements made in response to that item insofar as they relate to our Firm.

Sincerely,

TAAD, LLP